
Lucky Joe Mine
Magnetic Declination
17° E
SCALE 1:96000
0 1 2 3 4 MILES
0 1000 2000 3000 4000 5000 6000 7000 YARDS
0 1 2 3 4 5 6 KILOMETERS

Name: SAGLE
Date: 11/4/2007
Scale: 1 inch equals 1.515 miles

Location: 11 0534547 E 5332997 N NAD 83
Caption: Lucky Joe Mine